EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT is entered into as of July 1, 2006, by and between Bluefly, Inc., a Delaware corporation (the "Company"), and Patrick C. Barry ("Barry").

                                    RECITALS

         WHEREAS, the Company desires to provide for the continued retention of the services of Barry as the Chief Operating Officer and Chief Financial Officer of the Company in accordance with the terms and conditions of this Agreement.

         WHEREAS, Barry desires to serve the Company as its Chief Operating Officer and Chief Financial Officer in accordance with the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Barry agree as follows:

         1.    TERM

         The Company hereby agrees to employ Barry as the Chief Operating Officer and Chief Financial Officer of the Company, and Barry hereby agrees to serve in such capacity, for a term commencing on the date hereof and ending July 1, 2009, upon the terms and subject to the conditions contained in this Agreement; provided, however, that if the Company does not provide Barry with written notice of its desire not to renew this Agreement at least 90 days prior to the end of the then current term (including any one year renewal term that is created as a result of this proviso), this Agreement shall automatically extend for one year from the end of the then current term.

         2.    DUTIES

         During the term of this Agreement, Barry shall serve as the Chief Operating Officer and Chief Financial Officer of the Company reporting directly to the Chief Executive Officer of the Company, and he shall perform such duties, and have such powers, authority, functions, duties and responsibilities for the Company as are reasonably assigned to him by the Chief Executive Officer and the Board of Directors of the Company (the "Board") and as are consistent with the duties, responsibilities, and activities of a senior executive officer of the Company. To the extent that the Company becomes a division or subsidiary of another entity, Barry shall report directly to, and have such powers, authority, functions, duties and responsibilities as are reasonably assigned to him by, the Chief Executive Officer of the division or subsidiary that currently comprises the Company or to a senior executive officer of such other entity. It is understood that the duties of Barry, should the Company become a division or subsidiary of another entity, shall be generally consistent with his duties prior to such event, but shall take into account the changes associated with running a division or subsidiary, rather than an entire entity.

         The principal location of Barry's employment shall be at the Company's principal office which shall be located in the New York City vicinity (i.e. within a twenty (20) mile radius of

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Manhattan), although Barry understands and agrees that he will be required to travel from time to time for business reasons. Barry shall devote substantially all of his business time to the performance of his duties as the Chief Operating Officer and Chief Financial Officer of the Company during the term of this Agreement. Barry shall not, directly or indirectly, render professional services to any other person or entity, without the consent of the Company's Board of Directors; provided, however, that nothing contained herein shall prevent Barry from rendering any service to any charitable organization or family business so long as it does not interfere unreasonably with his duties and obligations hereunder.

         3.    COMPENSATION

         For services rendered by Barry to the Company during the term of this Agreement, the Company shall pay him a minimum base salary of three hundred fifty thousand dollars ($350,000) per year ("Base Salary"), payable in accordance with the standard payroll practices of the Company, subject to increases in the sole discretion of the Compensation Committee of the Board (the "Compensation Committee"), taking into account merit, corporate and individual performance and general business conditions, including changes in the "cost of living index."

         4. INCENTIVE COMPENSATION/EXCHANGE OF OPTIONS FOR RESTRICTED STOCK AND DEFERRED STOCK UNITS; NEW GRANT OF DEFERRED STOCK UNITS

               a. Incentive Compensation. For each fiscal year during the Term, Barry shall be eligible to receive a performance bonus as follows: provided that Barry remains employed with the Company through the last day of such fiscal year, Barry will be eligible to earn a performance bonus on the basis of the achievement of certain targets to be set for each fiscal year by the Compensation Committee of the Board of Directors in its sole discretion.

               b. Exchange of Certain Outstanding Options Held by Barry for Restricted Stock and Deferred Stock Units.

         (i) Options Exchanged for Restricted Stock. Barry hereby forfeits all of his rights to the options listed on Exhibit A hereto to purchase shares of common stock of the Company ("Shares"), and in consideration for such forfeiture the Company is simultaneously with the execution of this Agreement, (x) granting to Barry a Restricted Stock Award under the Company's 2005 Stock Incentive Plan (the "Plan") for 269,965 Shares in the form attached hereto as Exhibit B and (y) paying to Barry a cash bonus equal to $123,204. The cash bonus is intended to compensate Barry for the income taxes payable on the Restricted Stock Award. The shares subject to the Restricted Stock Award shall vest in full on January 1, 2007.

         (ii) Options Exchanged for Deferred Stock Unit Award. Barry hereby forfeits all of his rights to the options to purchase Shares listed on Exhibit C hereto, and in consideration for such forfeiture, the Company is, simultaneously with the execution of this Agreement, granting to Barry under the Plan, a Deferred Stock Unit Award for and representing 45,837 underlying Shares under the Plan in the form attached hereto as Exhibit D.

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         (iii) Additional Deferred Stock Unit Award. Subject to the approval by the stockholders of the Company of an amendment to the Plan to increase the number of shares available for grant thereunder and the maximum annual award to any one participant under the Plan, Barry shall be granted under the Plan an additional Deferred Stock Unit Award (the "Supplementary DSUs") for and representing 4,062,692 underlying Shares in the form attached hereto as Exhibit
E. The Deferred Stock Units making up the Deferred Stock Unit Awards referred to in subparagraphs 4(b)(ii) and 4(b)(iii) of this Agreement are hereinafter referred to as the "DSUs".

         (iv) Terms of the DSUs. The DSUs are not Shares, but rather a promise to deliver actual Shares in the future. The DSUs awarded hereunder will be credited to an unfunded, bookkeeping account of the Company maintained on Barry's behalf and will be distributable and subject to the restrictions contained in the Plan and in the applicable DSU Award.

               (A) Vesting of DSUs. The DSUs shall vest as follows: (I) one-third of the Supplementary DSUs shall vest in four equal quarterly installments commencing on October 1, 2006 (e.g., the first of four equal quarterly vesting periods will begin on October 1, 2006 so that 25% of such DSUs shall have vested as of January 1, 2007) (the "One-Year DSUs"), (II) both (a) one-third of the Supplementary DSUs and (b) the 45,837 DSUs issued in exchange for options with a vesting date prior to August 31, 2007, shall vest in eight equal quarterly installments commencing on October 1, 2006 (e.g., the first of eight equal quarterly vesting periods will begin on October 1, 2006 so that 12.5% of such DSUs shall have vested as of January 1, 2007) (collectively, the "Two-Year DSUs"), and
               (III) one-third of the Supplementary DSUs shall vest in twelve equal quarterly installments commencing on October 1, 2006 (e.g., the first of twelve equal quarterly vesting periods will begin on October 1, 2006 so that approximately 8.33% of such DSUs shall have vested as of January 1, 2007) (collectively, the "Three-Year DSUs").

               (B) Termination of Employment; Forfeiture. In the event that Barry's employment is terminated prior to the vesting of any of such DSUs, unless such termination is a Constructive Termination or a termination without Cause as such terms are defined in paragraph 7 below (in which case the vesting shall be accelerated as set forth therein), all unvested DSUs as of the date of such termination shall be forfeited immediately by Barry.

               (C) Distribution of DSUs. Subject to paragraph 4(b)(iv)(B), all of the vested DSUs underlying a Deferred Stock Unit Award will be distributable in Shares on the date of distribution on the earliest to occur of: (I) (a) with respect to the One-Year DSUs only, October 1, 2007, (b) with respect to the Two-Year DSUs only, October 1, 2008, and (c) with respect to the Three-Year DSUs only, October 1, 2009, (II) death, (III) the date on which Barry is "disabled" (as such term is defined in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended ("Code") and the official guidance issued thereunder),
               (IV) subject to paragraph 7(c), the effective date of Barry's Constructive Termination or

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               termination without Cause, or (V) to the extent provided in paragraph 8, immediately following a Change of Control (as defined below) and thereafter.

               (D) No Rights as Shareholders. Barry shall not have any rights of a Shareholder with respect to the DSUs, including the right to vote such shares or the right to receive dividends or other distributions made with respect to the shares, until the Shares underlying the DSUs are distributed to Barry. However, if any dividends are paid on the Shares underlying the DSUs, whether in cash or stock, Barry will be credited with "Dividend Rights." Such Dividend Rights shall be credited to Barry's DSU account as follows: Barry shall be credited with additional DSUs equal to the value of such dividend on the date such dividend is paid divided by the Fair Market Value (as determined under the Plan) on the date the dividend is paid multiplied by the number of DSUs credited to Barry on the date the dividend is paid. The Dividend Rights credited to Barry will be subject to the same restrictions applicable to the DSUs to which they relate as initially credited to Barry under this paragraph 4(b).

               (E) Tax Withholding. Barry shall be responsible to fulfill any withholding tax requirements on the DSUs as specified in the Plan and as required by applicable law. Barry shall notify the Company no later than fifteen business days prior to a distribution date, as to whether he intends to make a cash payment to the Company for the withholding amount or would like the Company to make arrangements for such payment. If he elects to have the Company make the arrangements or fails to provide the required notice, the Company shall satisfy such withholding tax requirements, through withholding distribution of a portion of the DSUs equal to the withholding obligation based on the Fair Market Value of the Shares already owned by Barry on the date of distribution; provided that if the Company's Board of Directors determines that it would not be prudent to use the Company's cash flow for such purpose, the Company shall advise Barry who can then arrange to sell Shares for the purpose of satisfying the withholding tax requirement prior to the distribution of the applicable Shares.

         5.    EXPENSE REIMBURSEMENT AND PERQUISITES

               a. During the term of this Agreement, Barry shall be entitled to reimbursement of all reasonable and actual out-of-pocket expenses incurred by him in the performance of his services to the Company consistent with corporate policies, provided that the expenses are properly accounted for.

               b. During each calendar year of the term of this Agreement, Barry shall be entitled to reasonable vacation with full pay; provided, however, that Barry shall schedule such vacations at times convenient to the Company.

               c. During the term of this Agreement, the Company shall provide an annual allowance of seventeen thousand five hundred dollars ($17,500) for the purchase of term life insurance by the Company for the benefit of Barry (which shall be in lieu of any other life insurance benefit) and the purchase of a supplemental disability insurance policy, which together

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with any other group coverage offered by the Company, provide for coverage of the maximum allowable disability benefit. Barry shall be entitled to participate in all dental insurance and disability plans, major medical insurance and other medical, insurance, and employee benefit plans instituted by the Company from time to time on the same terms and conditions as those offered to other senior executive officers of the Company, to the extent permitted by law.

         6.    NON-COMPETITION; NON-SOLICITATION

               a. In consideration of the Incentive Award and severance benefits hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, during the term of this Agreement and during the "Non-Competition Period" (as defined in paragraph 6(c) below) Barry shall not, without the prior written consent of the Company, anywhere in the world, directly or indirectly, (i) enter into the employ of or render any services to any "Competitive Business" (as defined below); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company on the date of termination of this Agreement or who had been employed by the Company within the nine month period prior to the date of termination of this Agreement, except if, at the time of such employment or retention, such person had not been employed by the Company during the nine month period immediately preceding such employment or retention; or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship. For purposes of this Agreement, a "Competitive Business" shall mean: (a) any person, corporation, partnership, firm or other entity whose primary business is the sale or consignment of off-price apparel and/or off-price fashion accessories;
(b) any division of a person, corporation, partnership, firm or other entity (but not the person, corporation, partnership, firm or other entity itself) whose primary business is internet based selling or consignment, and, in either such case, consists of ten (10) or more brands of off-price apparel and/or off-price fashion accessories; or (c) the off-price divisions of Nordstrom, Saks Fifth Avenue, Neiman Marcus or the off-price division of another retailer of ten
(10) or more brands of apparel and/or fashion accessories. However, nothing in this Agreement shall preclude Barry from investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in him beneficially owning, at any time, more than 3% of the publicly-traded equity securities of such Competitive Business.

               b. Barry and the Company agree that the covenants of non-competition and non-solicitation contained in this paragraph 6 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Barry agrees that any breach of the covenants contained in this paragraph 6 would irreparably injure the Company.

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Accordingly, Barry agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Barry from any court having jurisdiction over the matter, restraining any further violation of this paragraph 6.

               c. The "Non-Competition Period" shall extend for a period of eighteen months following the end of the term of this Agreement; provided, however that, in the event that the Agreement is terminated by the Company without "Cause" (as defined in paragraph 7(a)(iv)), or by Barry pursuant to a "Constructive Termination" (as defined in paragraph 7(a)(iii)), the Non-Competition Period shall expire on the first anniversary of the termination of this Agreement (the "Modified Non-Competition Period"); and further provided that in the event that during the Non-Competition Period or the Modified Non-Competition Period, as the case may be, Barry receives notice in writing from the Company of any material breach of any of the covenants contained in this paragraph 6 by him and Barry cures such material breach within 21 days of the date he receives such notice, then the Company will continue the Severance Benefits provided pursuant to paragraph 7(b) below; provided, that Barry shall not be entitled to Severance Benefits for periods during which he was in material breach of such covenants.

         7.    TERMINATION

               a. This Agreement (other than as specifically stated herein), the employment of Barry, and Barry's position as Chief Operating Officer and Chief Financial Officer of the Company shall terminate upon the first to occur of:

               (i)      his death;

               (ii) his "permanent disability," due to injury or sickness for a continuous period of four (4) months, or a total of eight months in a twelve (12) month period (vacation time excluded), during which time Barry is unable to attend to his ordinary and regular duties;

               (iii) a "Constructive Termination" by the Company, which, for purposes of this Agreement, shall be deemed to have occurred upon (A) the removal of Barry from both his positions as Chief Operating Officer and Chief Financial Officer of the Company (it being understood that the removal of Barry from either such position shall not be deemed a "Constructive Termination"),
                        (B) the material breach by the Company of this Agreement, including any material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities of Barry as Chief Operating Officer and Chief Financial Officer and a senior executive officer of the Company (or to the extent that the Company becomes a division or subsidiary of another entity, the authorities, powers, functions, duties or responsibilities of the Chief Operating Officer and Chief Financial Officer or senior executive officer of such division or subsidiary); provided that no such breach shall be considered a Constructive Termination unless Barry has provided the Company with written notice of such breach and the Company has failed to cure such

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                        breach within the thirty (30) day period following
                        its receipt of such notice;

               (iv) the termination of this Agreement at any time without Cause (as defined below) by the Company;

               (v) subject to compliance with the notice provisions contained in paragraph 1 of this Agreement, the non-renewal of this Agreement by the Company and/or the Board of Directors;

               (vi) the termination of this Agreement for "Cause", which, for purposes of this Agreement, shall mean that (1) Barry has been convicted of a felony or any serious crime involving moral turpitude, or engaged in materially fraudulent or materially dishonest actions in connection with the performance of his duties hereunder, (2) Barry has willfully and materially failed to perform his reasonably assigned duties hereunder, (3) Barry has breached the terms and provisions of this Agreement in any material respect, or (4) Barry has failed to comply in any material respect with the Company's written policies of conduct of which he had actual notice, including with respect to trading in securities; provided that the Company shall not have any right to terminate this Agreement for Cause pursuant to clauses (2), (3) or
                        (4) of this sub-paragraph (vi) as a result of a breach unless the Company has provided Barry with written notice of such breach and Barry has failed to cure such breach within the twenty day period following his receipt of such notice; or

               (vii) the termination of this Agreement by Barry, which shall occur on not less than thirty (30) days prior written notice from Barry.

               b. In the event that this Agreement is terminated, other than as a result of a Constructive Termination or by the Company without Cause, the Company shall pay Barry his accrued but unpaid Base Salary and unreimbursed business expenses and bonuses that have been earned and awarded but not yet paid as of the date of his termination of employment and shall make no other payments or provide any other benefits under this Agreement except that, unless this Agreement is terminated for Cause, any other vested stock options shall be exercisable for a period equal to the lesser of (x) one year from the date this Agreement is terminated; (y) the remaining term of the applicable vested stock option and (z) the period required to avoid any tax imposed under Section 409A of the Code. In the event that this Agreement is terminated by the Company without Cause pursuant to paragraph 7(a)(iv) or through a Constructive Termination pursuant to paragraph 7(a)(iii), and subject to Barry's execution of a mutual release reasonably acceptable to the Company and Barry, the Company shall pay Barry his Base Salary through the date of termination, plus unreimbursed business expenses and bonuses that have been earned and awarded but not yet paid, as well as the following severance and noncompetition payments set forth below (the "Severance Benefits"):

               (i) the then-current Base Salary for a period of nine (9) months from the date of termination;

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               (ii)     any unvested stock options, Restricted Stock or DSUs
                        that have been granted to Barry which are outstanding as of the date of such termination shall be deemed to be fully vested as of that date and such stock options shall be exercisable for a period equal to the lesser of (x) one year from the date of termination of this Agreement; (y) the remaining term of the applicable stock option; and (z) the period required to avoid any tax imposed under Section 409A of the Code.

               (iii) the Company shall maintain in effect, or reimburse Barry for the cost of maintaining, the medical and dental insurance and disability and hospitalization plans of the Company as well as any Company sponsored life insurance policy in which Barry participates as of the date of such termination for a period of one year from the date of termination.

The Severance Benefits shall be payable in periodic installments in accordance with the Company's standard payroll practices.

               c. Notwithstanding anything herein to the contrary, if any payments due under this Agreement (including, but not limited to the distribution of the DSUs hereunder) would subject Barry to any tax imposed under
Section 409A of the Code if such payments were made at the time otherwise provided herein, then the payments that cause such taxation shall be payable in a single lump sum on the first day which is at least six (6) months after the date of Barry's "separation from service" as set forth in Code Section 409A(2)(A)(i) and the official guidance issued thereunder

         8.    CHANGE OF CONTROL

               a. In the event that a Change of Control (as defined below) occurs during the term of this Agreement, any unvested stock options, Restricted Stock and one half of any DSUs granted to Barry which are outstanding as of the date of that Change of Control and have not yet vested ("COC Unvested DSUs") shall be deemed to be fully vested as of that date. Subject to paragraph 7(c), the remaining one half of the COC Unvested DSUs shall vest on the earliest to occur of (x) the scheduled vesting date and (y) twelve (12) months from the date of such Change of Control, subject, in each case, to Barry's continued employment with the Company on such dates and (z) Barry's Constructive Termination or termination without Cause following such Change of Control. The DSUs that become vested due to the application of this paragraph 8 shall be distributable upon the date that they become vested.

               b. For purposes of this Agreement, "Change of Control" shall be deemed to occur upon:

                  (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more (on a fully diluted basis) of either (A) the then outstanding shares of common stock of the Company, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or

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warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change of Control: (I) any acquisition by the Company or any "Affiliate" (as defined below), (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate, (III) any acquisition by Quantum Industrial Partners LDC, Soros Fund Management LLC, and/or SFM Domestic Investments LLC and/or any of their affiliates (collectively, "Soros"), or (IV) any acquisition which complies with clauses (A), (B) and (C) of sub-paragraph
(a)(5) hereof ;

                  (2) Individuals who, on the date hereof, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

                  (3) the dissolution or liquidation of the Company;

                  (4) the sale of all or substantially all of the business or assets of the Company; or

                  (5) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the Surviving Corporation (the "Parent Corporation"), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Company's Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no Person (other than Soros or any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of thirty percent (30% ) or more of the total voting power of the outstanding voting securities

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eligible to elect directors of the Parent Corporation (or, if there is no Parent
Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Board members at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination.

               c. For purposes of this paragraph 8, the term "Affiliate" shall mean any entity that directly or indirectly is controlled by, controls or is under common control with the Company.

               d. Notwithstanding any provision of this Agreement to the contrary, in the event of any of the following:

               (1) the Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by stockholders of the Company in a form other than stock or other equity interests of the surviving entity;

               (2) all or substantially all of the assets of the Company are acquired by another person;

               (3) the reorganization or liquidation of the Company; or

               (4) the Company shall enter into a written agreement to undergo an event described in clauses (1), (2) or (3) above:

then the Compensation Committee may, in its sole and reasonable discretion and upon at least 10 business days advance notice to Barry, cancel any outstanding DSUs and pay to Barry, in cash or stock, or any combination thereof, the value of such DSUs based upon the price per share of stock received or to be received by other stockholders of the Company in the event. The terms of this sub-paragraph 8(c) may be varied by the Compensation Committee in any particular DSU Award Agreement to which Barry is a party.

               e. Reduction of Payments in Certain Cases.

               (i) For purposes of this paragraph 8(d) (A) a "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of Barry, whether paid or payable pursuant to this Agreement or otherwise; (B) "Agreement Payment" shall mean a Payment paid or payable pursuant to this Agreement (disregarding this paragraph);
                       (C) "Net After Tax Receipt" shall mean the "Present Value" (as defined below) of a Payment net all of federal, state and local taxes imposed on Barry with respect thereto (including without limitation under Section 4999 of the Code, determined by applying the highest marginal rates of such taxes that applied to Barry's taxable income for the immediately preceding taxable year, or such other rate(s) as Barry shall in his sole discretion certify as likely to apply to Barry in the relevant tax year(s); (D) "Present Value" shall mean such value determined in accordance with

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                       Section 280G(d)(4) of the Code; and (E) "Reduced Amount"
                       shall mean the smallest aggregate amount of Agreement Payments which (I) is less than the sum of all Agreement Payments and (II) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Agreement Payments were any other amount less than the sum of all Agreement Payments.

               (ii) Anything in this Agreement to the contrary notwithstanding, in the event that a nationally recognized certified public accounting firm designated by the Company (the "Accounting Firm") shall determine that receipt of all Payments would subject Barry to tax under
                       Section 4999 of the Code, it shall determine whether some amount of Agreement Payments would meet the definition of a "Reduced Amount." If said firm reasonably determines that there is a Reduced Amount, the aggregate Agreement Payments shall be reduced to such Reduced Amount.

               (iii) If the Accounting Firm reasonably determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give Barry notice to that effect and a copy of the detailed calculation thereof, and Barry may then elect, in his sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments equals the Reduced Amount), and shall advise the Company in writing of his election within ten business days of his receipt of notice. If no such election is made by Barry within such ten-day period, the Company may elect which of such Agreement Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments equals the Reduced Amount) and shall notify Barry promptly of such election. All reasonable determinations made by the Accounting Firm under this paragraph 8(d) shall be binding upon the Company and Barry. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of Barry such Agreement Payments as are then due to Barry under this Agreement and shall promptly pay to or distribute for the benefit of Barry in the future such Agreement Payments as become due to Barry under this Agreement.

               (iv) While it is the intention of the Company and Barry to reduce the amounts payable or distributable to Barry hereunder only if the aggregate Net After Tax Receipts to Barry would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Barry pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Barry pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Barry which the Accounting Firm reasonably believes has a high probability of success determines that an Overpayment has been made, then Barry shall repay to the any such Overpayment to the Company within ten business days of his receipt of notice of such Overpayment. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, reasonably determines that an Underpayment has occurred, any such underpayment shall be promptly paid by the Company to or for the benefit of Barry.

               (v) All fees and expenses of the Accounting Firm in implementing the provisions of this paragraph 8(d) shall be borne by the Company.

         9.    CONFIDENTIALITY; INVENTIONS

               a. Barry recognizes that the services to be performed by him are special, unique and extraordinary in that, by reason of his employment under this Agreement, he may acquire or has acquired confidential information and trade secrets concerning the operation of the Company, its predecessors, and/or its affiliates, the use or disclosure of which could cause the Company, or its affiliates substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Barry covenants and agrees with the Company that he will not, directly or indirectly, at any time during the term of this Agreement or thereafter, except in the performance of his obligations to the Company or with the prior written consent of the Board of Directors or as otherwise required by court order, subpoena or other government process, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company. If Barry shall be required to make such disclosure pursuant to court order, subpoena or other government process, he shall notify the Company of the same, by personal delivery or electronic means, confirmed by mail, within 24 hours of learning of such court order, subpoena or other government process and, at the Company's expense, shall (i) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or government process, and (ii) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof. The term "confidential information" includes, without limitation, information not in the public domain and not previously disclosed to the public or to the trade by the Company's management with respect to the Company's or its affiliates' facilities and methods, studies, surveys, analyses, sketches, drawings, notes, records, software, computer-stored or disk-stored information, processes, techniques, research data, marketing and sales information, personnel data, trade secrets and other intellectual property, designs, design concepts, manuals, confidential reports, supplier names and pricing, customer names and prices paid, financial information or business plans.

               b. Barry confirms that all confidential information is and shall remain the exclusive property of the Company. All memoranda, notes, reports, software, sketches, photographs, drawings, plans, business records, papers or other documents or computer-stored or disk-stored information kept or made by Barry relating to the business of the Company shall be and will remain the sole and exclusive property of the Company and shall be promptly delivered and returned to the Company immediately upon the termination of his employment with the Company.

               c. Barry shall make full and prompt disclosure to the Company of all inventions, improvements, ideas, concepts, discoveries, methods, developments, software and works of authorship, whether or not copyrightable, trademarkable or licensable, which are created, made, conceived or reduced to practice by Barry for the Company during his services with the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments"). All Developments shall be the sole property of the Company, and Barry hereby assigns to the Company, without further compensation, all of his rights, title and interests in and to the Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks and tradenames in the United States and elsewhere.

               d. Barry shall assist the Company in obtaining, maintaining and enforcing patent, copyright and other forms of legal protection for intellectual property in any country. Upon the request of the Company, Barry shall sign all applications, assignments, instruments and papers and perform all acts necessary or desired by the Company in order to protect its rights and interests in any Developments.

               e. Barry agrees that any breach of this paragraph 9 will cause irreparable damage to the Company and that, in the event of such breach, the Company will have, in addition to any and all remedies of law, including rights which the Company may have to damages, the right to equitable relief including, as appropriate, all injunctive relief or specific performance or other equitable relief. Barry understands and agrees that the rights and obligations set forth in paragraph 9 shall survive the termination or expiration of this Agreement.

         10.   REPRESENTATIONS AND WARRANTIES

               a. Barry represents and warrants to the Company that he was advised to consult with an attorney of Barry's own choosing concerning this Agreement and that Barry has done so.

               b. Barry represents and warrants to the Company that the execution, delivery and performance of this Agreement by Barry complies with all laws applicable to Barry or to which his properties are subject and does not violate, breach or conflict with any agreement by which he or his assets are bound or affected.

         11.   GOVERNING LAW; ARBITRATION

         This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York, without giving effect to its conflict of law provisions. Except as set forth below, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (the "AAA") then pertaining in the City of New York, New York, by a single arbitrator to be mutual agreed upon by the parties or, if they are unable to so agree, by an arbitrator selected by the AAA. The parties shall be entitled to a minimal level of discovery as determined by the arbitrator. The arbitrator shall be empowered to award attorney's fees and costs to Barry (but not the Company) if he or she deems such award appropriate. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Nothing contained in this paragraph 11 or the remainder of this Agreement shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Barry of the covenants contained in paragraphs 6 and 9 of this Agreement.

         12.   INDEMNIFICATION

               a. The Company agrees that it shall to the fullest extent permitted by law indemnify and hold Barry harmless and shall pay and reimburse Barry for any loss, cost, damage, injury or other expense (including without limitation reasonable attorneys' fees) which Barry incurs by reason of being or having been an officer of the Company or by reason of the fact that Barry is or was serving at the request of the Company as an officer, employee, fiduciary or other representative of the Company. All indemnification shall be paid by the Company in advance of the final disposition of the matter (as incurred by Barry) provided that Barry executes and deliver to the Company an undertaking to repay any amounts so advanced in the event that it shall be determined that Barry is not entitled to indemnification hereunder. This indemnification obligation is in addition to any other indemnification provision contained in the Company's By-laws or pursuant to any other document, instrument or agreement and shall survive the term of Barry's employment hereunder.

               b. In the event that Barry asserts his right of indemnification under paragraph 12(a) above, the Company shall have the right to select Barry's counsel provided that there is no material conflict of interest between the Company and Barry and provided such counsel is reasonably acceptable to Barry. Notwithstanding the foregoing, the Company shall have the right to participate in, or fully control, any proceeding, compromise, settlement, resolution or other disposition of the claim or proceeding so long as Barry is provided with a general release from the Company and the claimant in form and substance reasonably satisfactory to Barry and no restrictions are imposed on Barry as a result of the settlement.

         13.   ENTIRE AGREEMENT

         This Agreement together with any stock option agreements to which Barry and the Company are a party contain all of the understandings between Barry and the Company pertaining to Barry's employment with the Company and supersedes all undertakings and agreements, whether oral or in writing, previously entered into between them.

         14.   AMENDMENT OR MODIFICATION; WAIVER

         No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Barry and by an officer of the Company duly authorized to do so. Except as otherwise specifically provided in this Agreement, no waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

         15.   NOTICES.

         Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently designate by like notice:

         If to the Company, to:

               Bluefly, Inc.
               42 West 39th Street, 9th Floor
               New York, NY 10018
               Attn: Chairman of Compensation Committee

         With a copy to:

               Dechert LLP
               30 Rockefeller Plaza
               23rd Floor
               New York, New York 10112
               Attention:  Richard Goldberg

         If to Barry, to:

               Patrick C. Barry
               c/o Bluefly, Inc.
               42 West 39th Street, 9th Floor
               New York, NY 10018

         With a copy to:

               Howard J. Rubin, Esq.
               Davis & Gilbert LLP
               1740 Broadway
               New York, New York  10019

         16.   SEVERABILITY

         In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         17.   TITLES

         Titles of the paragraphs of this Agreement are intended solely for convenience of reference and no provision of this Agreement is to be construed by reference to the title of any paragraph.

         18.   DUTY TO MITIGATE

         Barry shall not be obligated to seek other employment by way of mitigation of the amounts payable to him under any provision of this Agreement.

         19.   COUNTERPARTS

         This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date written below.

                                            BLUEFLY, INC.


                                            By: /s/ NEAL MOSZKOWSKI
                                                --------------------------------
                                                Member of Compensation Committee


                                                /s/ PATRICK C. BARRY
                                                --------------------------------
                                                Patrick C. Barry


DATED: November 14, 2006